                                                                   EXHIBIT 10.22

                          EXCLUSIVE LICENSE AGREEMENT

         THIS AGREEMENT is effective as of the 6th day of May, 1997 (the "Effective Date"), by and between BAXTER HEALTHCARE CORPORATION, a Delaware Corporation (hereinafter referred to as "BAXTER"), acting through its Edwards Critical-Care Division, having an address at 17221 Redhill Avenue, Irvine, California 92714 and IMPLEMED, INC. a Massachusetts corporation, having offices at 313 Pleasant Street, Watertown Massachusetts 02172 (hereinafter referred to as "LICENSOR").

                                   WITNESSETH

         WHEREAS, LICENSOR has developed and owns technical know-how, patent applications and patents relating to the manufacture of anti-microbial polymers;

         WHEREAS, LICENSOR is capable of manufacturing or having manufactured anti-microbial polymers and maintains a staff of employees capable of instructing others in the manufacture of anti-microbial polymers and of conveying such technical know-how as is required to allow manufacture of anti-mircobial polymer by third parties; and

         WHEREAS, BAXTER wishes to acquire an exclusive license under such patent applications, patents and such technical know-how owned by LICENSOR so that BAXTER can (1) initially purchase anti-mircobial polymers from LICENSOR for use in BAXTER's development and manufacture of covered catheters and introducers, as defined below and (2) eventually receive technical know-how from LICENSOR to allow BAXTER to manufacture or have manufactured anti-microbial polymers for use in BAXTER's production of covered catheters and introducers, as defined below.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

                             ARTICLE I. Definitions

         Terms in this Agreement which are set forth in upper case lettering have and bear the meanings established for such terms in the succeeding sections of this Article I.

         Section 1.01. "FIELD OF TECHNOLOGY" shall mean the manufacture of anti-microbial polymers made using LICENSOR's OLIGON TECHNOLOGY as may be used or useful in the development and/or production of COVERED DEVICES.

         Section 1.02 "COVERED DEVICES" shall mean pulmonary artery catheters, vascular access introducers and short-term, non-tunneled, over-the-wire central venous catheters of any lumen configuration (including hi-flow central venous catheters which may be used for dialysis, when designed and marketed for primary use within the hospital and not specifically for renal dialysis). Specifically excluded are peripherally inserted central catheters (PICC's), mid-line catheters, dialysis catheters (except as described above) and the COMPOUND itself.

         Section 1.03. "TECHNICAL KNOW-HOW" shall mean INVENTIONS, technical data, designs, plans, specifications, methods, processes, systems, clinical data and other information or documentation, whether patentable or not, relating to the FIELD OF TECHNOLOGY which is in the possession of LICENSOR as of the Effective Date or which is owned by LICENSOR (or which LICENSOR has the right to license to BAXTER) at any time during the term of this Agreement. TECHNICAL KNOW-HOW shall not include any information, and/or documentation which was previously known by BAXTER (except for confidential disclosures previously made by LICENSOR to Baxter), or which is or later becomes publicly known through no act or failure to act by BAXTER.

         Section 1.04 "INVENTION(S)" shall mean, without restriction or limitation, any and all devices, processes (including without limitation processes of using devices or of manufacturing such devices), compositions of matter, computer software, chemical formulations, ideas or developments, whether patentable or unpatentable and any and all written materials or other works which may be subject to copyright, which are conceived, reduced to practice, or written prior to or during the terms of this Agreement, and which related to the FIELD OF TECHNOLOGY.

         Section 1.05 "LICENSOR INVENTIONS" shall mean those INVENTIONS independently conceived, reduced to practice or written by LICENSOR, without the technical assistance or technical contribution of BAXTER.

         Section 1.06 "BAXTER INVENTIONS" shall mean those INVENTIONS independently conceived, reduced to practice or written by BAXTER, without the technical assistance or technical contribution of LICENSOR.

         Section 1.07. "JOINT INVENTIONS" shall means those INVENTIONS jointly conceived, reduced to practice, or written by BAXTER and LICENSOR.

         Section 1.08 "LICENSED PATENTS" shall mean any United States or foreign patents and patent applications (including any continuation, continuation-in-part, divisional, reissues or reexamination patent applications thereof and patents issuing therefrom) relating to the FIELD OF TECHNOLOGY or relating to any INVENTIONS in which LICENSOR has a present interest, or hereafter acquires an interest, including but not limited to the pending patent applications and patents listed in Appendix A hereto.

         Section 1.09 "LICENSED PRODUCTS" shall mean any COVERED DEVICE which is within the scope of one or more claims of a LICENSED PATENT or incorporate any part or all of the TECHNICAL KNOW-HOW.

         Section 1.10 "COMPOUND" shall mean compositions of matter which are within the scope of one or more claims of a LICENSED PATENT or incorporate any part or all of the TECHNICAL KNOW-HOW.

         Section 1.11 "FIRST COMMERCIAL SALE" shall mean the first sale to a third party of a LICENSED PRODUCT anywhere in the world under the approval of appropriate governmental agencies (if any) for distribution and sale of such LICENSED PRODUCT.

         Section 1.12 "NET SELLING PRICE" shall mean, for any calendar quarter, the average per unit billing price which BAXTER or an AFFILIATE charges to their United States customers for a 7F, 3 lumen central venous catheter set (which includes a dilator and a guide wire and which is further described in Appendix F hereto), excluding sales, use, occupation and excise taxes, duties, and transportation costs, returns and allowances in lieu of returns.

         Section 1.13 "AFFILIATES" shall mean any person or entity, excluding Baxter International, Inc., controlling, controlled by or under common control with BAXTER.

         Section 1.14 "OLIGON TECHNOLOGY" shall mean LICENSOR's proprietary and confidential technology for manufacturing anti-microbial polymers by either (i) the inclusion of two or more dissimilar metals in a conductive polymer matrix or
(ii) the combining of two or more dissimilar metals into an iontophoretic structure which is in turn included in a polymer matrix.

         Section 1.15 "OLIGON TRADEMARKS" shall mean the trademarks and logos listed in Appendix C hereto.

         Section 1.16 "CONFIDENTIAL INFORMATION" shall mean information whose confidentiality is protected in accordance with Section 13.09 below.

         Section 1.17. "COMPOUND PRICE" shall mean a price which is initially One Hundred Thirty Dollars ($130.00) per pound of COMPOUND, and which may be adjusted from time to time in accordance with Section 4.01(c) below.

         Section 1.18. "SPECIFICATIONS" shall mean the specification as set forth in Appendix B.

         Section 1.19. "CONTINGENCIES" shall mean (i) LICENSOR's completion of the development of the COMPOUND; and (ii) LICENSOR's establishing a Master File pursuant to Section 6.02 below.

         Section 1.20. "CONTINGENCY QUARTER" shall mean the fourth calendar quarter of 1998; provided, however, that if the CONTINGENCIES are not satisfied on or before March 1, 1998, the CONTINGENCY QUARTER shall be delayed by one (1) calendar month for each calendar month (or part thereof) by which satisfaction of the CONTINGENCIES is delayed past March 1, 1998.

                          ARTICLE II. Grant of License

         Section 2.01. License Grant.

         (a) LICENSOR hereby grants to BAXTER a worldwide, exclusive right and license during the term of this Agreement (i) to use the TECHNICAL KNOW-HOW to make, have made, use, sell, offer for sale, import, lease and otherwise dispose of LICENSED PRODUCTS; and (ii) to make, have made, use, sell, offer for sale, import, lease and otherwise dispose of LICENSED PRODUCTS under the LICENSED PATENTS.

         (b) If a third party becomes interested in using the LICENSED PATENTS and TECHNICAL KNOW-HOW to make or have made vascular access introducers, LICENSOR shall encourage such third party to negotiate with BAXTER on the terms of a supply agreement. If BAXTER and such third party are unable to agree upon the terms of such an agreement within ninety (90) days, then, notwithstanding the exclusive grant of rights to BAXTER as described in Section 2.01(a) above, LICENSOR reserves the right to grant to such third party the non-exclusive right and license to use the LICENSED PATENTS and TECHNICAL KNOW-HOW to make, have made, sue, sell, offer for sale, import, lease and otherwise dispose of vascular access introducers; provided, however, that such introducers may not be sold on a stand-alone basis and are sold, imported, leased and disposed of only in conjunction with other medical devices which are not COVERED DEVICES.

         (c) BAXTER shall have the right to make or have made the COMPOUND for the purpose of incorporating such COMPOUND into COVERED DEVICES.

         Section 2.02. Right to Use OLIGON TRADEMARKS.

                  (a) During the term of this Agreement, BAXTER shall use the OLIGON TRADEMARKS on all packaging for the LICENSED PRODUCTS and may use the OLIGON TRADEMARKS in connection with the sale, distribution, marketing and promotion of all LICENSED PRODUCTS. At LICENSOR's request and expense, BAXTER shall execute a registered user agreement and any other documents which LICENSOR may reasonably request in order to establish or confirm LICENSOR's right, title and interest with respect to the OLIGON TRADEMARKS.

                  (b) In order to comply with LICENSOR's quality control standards, BAXTER shall:

                           (i) maintain the quality of the LICENSED PRODUCTS by
adhering to the quality control standards regarding the OLIGON TECHNOLOGY which are attached as Appendix C hereto; provided, however, that those standards shall be no higher than the standards by which LICENSOR uses the OLIGON TECHNOLOGY itself or through its licensees and assigns;

                           (ii) use the OLIGON TRADEMARKS in compliance with all
relevant laws and regulations;

                           (iii) provide LICENSOR with samples of LICENSED
PRODUCTS at LICENSOR's request and expense, in order to confirm that BAXTER's use of such OLIGON TRADEMARKS is in compliance with this provision; and

                           (iv) not modify any of the OLIGON TRADEMARKS in any
way and not use any of the OLIGON TRADEMARKS on or in connection with any goods or services other than the LICENSED PRODUCTS.

         Section 2.03. License Grant for BAXTER INVENTIONS. BAXTER hereby grants to LICENSOR, a worldwide, royalty-free, non-exclusive right and license (with the right to sublicense) during the term of this Agreement to use BAXTER INVENTIONS to make, have made, use and sell products other than COVERED
DEVICES. IF BAXTER and LICENSOR agree to extend this right and license beyond the term of this Agreement on a royalty-bearing basis, such royalty shall be no greater than the royalty charged by BAXTER for grants of these same rights to third parties.

         Section 2.04. No Rights by Implication. No rights or licenses with respect to LICENSED PRODUCTS, OLIGON TECHNOLOGY, LICENSED PATENTS, TECHNICAL KNOW-HOW, OLIGON TRADEMARKS or BAXTER INVENTIONS are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement.

                        ARTICLE III. Payment for License

         Section 3.01. Payment for License. Within thirty (30) days after the Effective Date, BAXTER shall pay LICENSOR a one time license fee of $265,000.00 as partial consideration for the exclusive license granted herein.

         Section 3.01. Royalty. BAXTER also agrees to pay LICENSOR a royalty on each LICENSED PRODUCT sold by or on behalf of BAXTER and its AFFILIATES from the date of FIRST COMMERCIAL SALE. Such royalty shall be an amount equal to: (i) the NET SELLING PRICE for the calendar quarter during which such LICENSED PRODUCT was sold; multiplied by (ii) eighty-five percent (85%); multiplied by (iii) a percentage royalty determined according to the following schedule:

(a) If the LICENSED PRODUCT is covered by a LICENSED PATENT on a LICENSOR
INVENTION:

    (i) Two and one half percent (2.5%) if such LICENSED PRODUCT is made from COMPOUND supplied by LICENSOR to BAXTER; provided, however, that in no event will the royalty paid by BAXTER for such LICENSED PRODUCT be less than $1.00 per unit.

    (ii) Three and one quarter percent (3.25%) if such LICENSED PRODUCT is made from COMPOUND manufactured by or for BAXTER other than COMPOUND supplied by LICENSOR; provided, however, that in no event will the royalty paid by BAXTER for such LICENSED PRODUCT be less than $1.35 per unit.

    (iii) The minimum per unit royalties set forth in Section 3.02(a)(i) will apply for the first four years of this Agreement if, during such four year period, only LICENSOR supplies COMPOUND to BAXTER. The minimum per unit royalties (Sections 3.02(a)(i) and (ii)) will apply for the first five years of this Agreement if BAXTER manufactures or has manufactured COMPOUND at any time during the first five years of this Agreement.

(b) Whenever a LICENSED PRODUCT is covered only by a LICENSED PATENT on a JOINT INVENTION, the royalty percentage shall be one-half of the applicable royalty percentage specified in paragraph (a) above.

(c) If a LICENSED PRODUCT is not covered by a LICENSED PATENT in a country as the consequence of a patent validity or infringement action, but incorporates TECHNICAL KNOW-HOW, the royalty shall be one-half of the applicable royalty percentage specified in paragraph (a) above and shall accrue for a ten (10) year period, beginning with the FIRST COMMERCIAL SALE of such LICENSED PRODUCT in such country.

(d) Whenever two or more LICENSED PRODUCTS are included in a product sold as a package (with or without other components), the royalty for such packaged product shall be the sum of the per unit royalties for those LICENSED PRODUCTS.

         Section 3.03. Minimum Quarterly Requirements.

                  (a) BAXTER agrees to pay a minimum royalty of $25,000 per calendar quarter beginning the CONTINGENCY QUARTER. LICENSOR agrees that as its sole and exclusive remedy for BAXTER's failure to pay any minimum royalties, LICENSOR shall have the right to terminate this Agreement in accordance with
Section 12.02 of this Agreement. Minimum quarterly royalty payments will be made not more than forty-five (45) days following the end of each quarter in which minimum quarterly payments are due. Any royalty paid pursuant to this provision for a calendar quarter will be creditable against royalties which become due under Section 3.02 for any LICENSED PRODUCT sold during such quarter or any of the immediately following four (4) calendar quarters. Notwithstanding the above, if BAXTER has initiated a clinical study intended to support a regulatory filing or is responding to a request from the FDA for additional data (e.g., clinical, animal, safety or in vitro) during a calendar quarter for which a minimum royalty is due in accordance with this Section 3.03(a), then any royalty paid pursuant to this provision during such a calendar quarter shall be creditable as follows: (x) such payment shall be creditable against royalties which become due under Section 3.02 for any LICENSED PRODUCT sold during such quarter or any of the immediately following four (4) calendar quarters; and (y) after the period described in (x) above, 50% of any unused credits shall remain creditable against royalties which become due under Section 3.02 for any LICENSED PRODUCT, no matter when sold.

                  (b) In addition, if the CONTINGENCIES are met and BAXTER has received FDA market clearance for any LICENSED PRODUCT, then BAXTER and its AFFILIATES shall together sell at least the number of units of LICENSED PRODUCTS indicated below. LICENSOR agrees that as its sole and exclusive remedy for the failure of BAXTER and its AFFILIATES to sell such minimum number of units, LICENSOR shall have the right to convert the rights granted in Section 2.01(a) above to non-exclusive rights:

                  Time Period               Minimum Quarterly Sales - # of Units
                  -----------               ------------------------------------

                  If BAXTER can make or reference claims of
                  reduced colonization for any
                  LICENSED PRODUCT or vascular access product
                  using the OLIGON TECHNOLOGY, then
                  from the 17th calendar quarter following
                  the CONTINGENCY QUARTER                           25,000

                  OR
                  --


                  If BAXTER can make or reference claims of
                  reduced blood stream infection for any
                  LICENSED PRODUCT or vascular access product
                  using the OLIGON TECHNOLOGY, then
                  from the 17th calendar quarter following
                  the CONTINGENCY QUARTER                           60,000

                  (c) After BAXTER's rights under Section 2.01(a) above become non-exclusive, if BAXTER and its AFFILIATES do not sell at least the number of units of LICENSED PRODUCTS indicated in Section 3.03 (b) above during any three
(3) year period, then, as Licensor's sole and exclusive remedy for the failure of BAXTER and its AFFILIATES to sell such minimum number of units, Licensor shall have the right to terminate this Agreement in accordance with Section
12.02 below; provided, however, that: (i) if LICENSOR grants the same non-exclusive rights to a third party, then for the purposes of this
Section 3.03(c), the minimum number of units indicated in Section 3.03(b) above shall be reduced by one-half; and (ii) if LICENSOR grants the same non-exclusive rights to a third party at royalty rates lower than the rates stated in Section
3.02 above, LICENSOR shall reduce such Section 3.02 rates charged BAXTER to those lower rates charged such third party.

         Section 3.04. Date of Sale. For the purpose of computing the earned royalties, the LICENSED PRODUCT shall be deemed to be sold as of the date it is invoiced to an unaffiliated customer.

         Section 3.05. Period of Royalty.

                  (a) If the LICENSED PRODUCT is covered by a LICENSED PATENT, the applicable earned royalty shall be paid from the date of the FIRST COMMERCIAL SALE until expiration of the last to expire LICENSED PATENT covering the LICENSED PRODUCT in its country of manufacture or sale. If the LICENSED PRODUCT is not covered by a LICENSED PATENT in a country, but incorporates TECHNICAL KNOW-HOW, the applicable earned royalty shall be paid from the date of the FIRST COMMERCIAL SALE in such country for a period of ten (10) years.

                  (b) Thereafter, BAXTER shall not pay any further royalties for such LICENSED PRODUCTS in such country pursuant to Section 3.02 above.

         Section 3.06. Single Royalty. A particular LICENSED PRODUCT may be sold or disposed of more than one time, however, only one royalty shall be payable on each LICENSED PRODUCT.

         Section 3.07. Time of Payment. Payments due under Section 3.02 shall be made on the basis of calendar quarters, and shall be made not more than forty-five (45) days following the end of each calendar quarter. BAXTER agrees to make payment to LICENSOR by checks mailed to LICENSOR at the address set forth herein, or at such other address as LICENSOR may specify for that purpose. BAXTER agrees to submit to LICENSOR, with each royalty payment, a written report showing the number of LICENSED PRODUCTS sold in the calendar quarter and the NET SELLING PRICE for such quarter. All payments due under Sections 3.02 and 3.03(a) hereof but not paid by BAXTER on the due date thereof shall bear interest at the rate which is the lesser of: (i) the rate of interest per annum charged by Citibank N.A. to its prime commercial customers on 90-day loans plus one percent (1%); and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

         Section 3.08. Currency for Payment. All payments made to LICENSOR pursuant to this Agreement shall be made in United States Dollars.

         Section 3.09. BAXTER's Book and Records. BAXTER shall keep full and accurate records and books of account containing all particulars necessary for showing the amounts of royalties due LICENSOR hereunder. At all reasonable times for a period of not more than two (2) years after the end of each reporting year, not to exceed once each year, the books and records relating to sales of the LICENSED PRODUCTS shall be open, at LICENSOR's request, to inspection by LICENSOR's duly appointed Independent Certified Public Accountants, who may make such confidential inspection of such records and books of account as is necessary to verify the computation of royalties due to LICENSOR. Any adjustment in the amount due the LICENSOR on account of overpayment or underpayment of royalties shall be made at the next date when royalty payment are called for under this Agreement.

                 ARTICLE IV. Manufacture and Supply of COMPOUND

         Section 4.01. Sale of COMPOUND to BAXTER.

         (a) LICENSOR agrees to supply BAXTER with COMPOUND manufactured to the SPECIFICATIONS for a period of five (5) years beginning on the date of execution of this Agreement. The agreement set forth in this Section will automatically renew for successive one (1) year terms upon expiration on the initial five (5) year term, unless BAXTER terminates the agreement in this Section with thirty
(30) days' prior written notice.

         (b) For planning purposes, on or before January 1, 1998, BAXTER shall submit a non-binding forecast of its orders during the next six (6) months, and shall update that forecast on a quarterly basis thereafter. From time to time, BAXTER shall submit purchase orders to LICENSOR for COMPOUND. LICENSOR shall acknowledge promptly each BAXTER purchase order in writing and confirm delivery dates to destinations specified by BAXTER; provided however, that LICENSOR shall not be required to accept any purchase order with requested delivery dates less than three (3) months after LICENSOR's receipt of such order. In the event of any inconsistency between purchase orders and this Agreement, the terms of this Agreement shall prevail. All sales of COMPOUNDS shall be subject to the terms and conditions of this Agreement and, to the extent they specify quantities, destinations and delivery dates, to BAXTER's purchase orders. LICENSOR shall ship the COMPOUND C.I.F. destinations specified by BAXTER via mutually agreed upon carriers. Unless otherwise agreed to in writing, LICENSOR shall pay all freight charges and be reimbursed by BAXTER in accordance with Section 4.01(c) below.

         (c) BAXTER agrees to pay LICENSOR for COMPOUND sold to BAXTER pursuant to this Section the sum of:

         (i) the COMPOUND PRICE; provided, however, that: (A) LICENSOR may increase the COMPOUND PRICE in the event that the total cost of raw materials used to formulate the COMPOUND has increased by more than Five Dollars ($5.00) per pound of COMPOUND since the Effective Date, such adjustment to be equal to the amount of such increase; and (B) LICENSOR shall further adjust the COMPOUND PRICE in the event that the total cost of raw materials used to formulate the COMPOUND has increased or decreased by more than Five Dollars ($5.00) per pound of COMPOUND since the last such adjustment date, such adjustment to be equal to the amount of such increase or decrease, so long as the COMPOUND PRICE is never less than One Hundred Thirty Dollars ($130.00); and

         (ii) LICENSOR's freight and insurance costs in sending COMPOUND to the destinations specified by BAXTER.

         (d) LICENSOR shall keep full and accurate records and books of account containing all particulars necessary for documenting the adjustments to the COMPOUND PRICE in accordance with Section 4.01(c)(i) above. At a reasonable time within (6) months after each such adjustment is made by LICENSOR, the books and records relating to such adjustment shall be open, at BAXTER's request, to inspection by BAXTER's duly appointed Independent Certified Public Accountants, who may make such confidential inspection of such records and books of account as is necessary to verify the adjustment made by LICENSOR.

         (e) Terms of payment are net 45 days from receipt of COMPOUND. All payments due under this Section but not paid by BAXTER on the due date thereof shall bear interest at the rate which is the lesser of: (i) the rate of interest per annum charged by Citibank N.A. to its prime commercial customers on 90-day loans plus one percent (1%); and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

         (f) LICENSOR shall notify BAXTER in advance and in writing of any proposed change in the following aspects of the COMPOUND or their components:
(i) composition or source of any raw material; (ii) method of producing, processing or testing; (iii) change in subcontractors for producing, processing or testing; or (iv) site of manufacture. No such change shall be made without BAXTER's prior written consent.

         (g) All COMPOUNDS shall meet the SPECIFICATIONS and shall be subjected to quality control inspection by LICENSOR in accordance with quality control standards and system to be developed in conjunction with BAXTER prior to supply of any COMPOUND to BAXTER. LICENSOR shall permit BAXTER to review periodically LICENSOR's or it's subcontractor's production and quality control procedures and records and to visit LICENSOR's or its subcontractor's facilities at reasonable times with a representative of LICENSOR or its subcontractor (as the case may be) present in order to assure satisfaction or the requirements of this Agreement.

         (h) BAXTER may inspect or audit the COMPOUND for integrity and adherence to the SPECIFICATIONS. If any of the COMPOUND of a continuous production run or shipment (a "Lot") fails to meet LICENSOR's warranties or to conform to the SPECIFICATIONS, BAXTER may, within forty-five (45) days after its receipt of a Lot of COMPOUND, return such Lot at LICENSOR's expense for replacement or credit. If BAXTER does not return such Lot within such time period, BAXTER shall be deemed to have accepted such Lot, subject to LICENSOR's warranties in Section 4.01(j) below.

         (i) LICENSOR will notify BAXTER immediately of any inspection of its facilities or its subcontractor's facilities by a federal or national agency regulating the manufacture and sale of medical devices, as well as the results of such inspection.

         (j) LICENSOR WARRANTS THAT IT SHALL POSSESS GOOD AND MARKETABLE TITLE TO COMPOUNDS TO BE SOLD TO BAXTER UNDER THIS AGREEMENT AT THE TIME OF SALE AND THAT THE COMPOUNDS SHALL BE IN COMPLIANCE WITH THE SPECIFICATIONS. THESE WARRANTIES ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). In the event that COMPOUND sold to BAXTER hereunder does not comply with the SPECIFICATIONS, BAXTER's sole remedy shall be to return such COMPOUND for replacement or credit.

         Section 4.02 Manufacture of COMPOUND by BAXTER. LICENSOR shall transfer sufficient TECHNICAL KNOW-HOW to BAXTER to allow BAXTER to manufacture COMPOUND in-house at BAXTER or at one of its AFFILIATES: (i) at BAXTER's option, at any time after one (1) year from the FIRST COMMERCIAL SALE of a LICENSED PRODUCT; or
(ii) at BAXTER's option, at any time LICENSOR fails to deliver the COMPOUND substantially in accordance with BAXTER's firm orders for the COMPOUND (excluding reasons beyond LICENSOR's control if, for the same reason, the technology transfer would not enable BAXTER to manufacture the COMPOUND) and LICENSOR does not remedy such failure within sixty (60) days of written notice from BAXTER of such failure; or (iii) at LICENSOR's option, at any time. In connection with such transfer, LICENSOR agrees to promptly deliver and disclose to BAXTER's duly authorized representatives, TECHNICAL KNOW-HOW in the form of a complete description of LICENSOR's procedures, processes and third-party vendors for manufacturing the COMPOUND. This transfer shall be completed in accordance with the procedures and timetables set out in Appendix D hereto. The parties agree that this transfer shall not in any way interfere with product development and/or manufacturing activities required to meet any timetables or deadlines specified elsewhere in this Agreement. In the event of (iii) above, at BAXTER's request the parties shall negotiate in good faith on a longer timetable to complete this transfer. LICENSOR agrees to provide the assistance of its personnel as necessary to complete this transfer and the qualification of the BAXTER manufactured COMPOUND in accordance with the SPECIFICATIONS. Each party shall bear its own costs and expenses in connection with this transfer; provided, however, that LICENSOR may charge

BAXTER for its costs and expenses incurred in connection with: (x) LICENSOR's travel expenses exceeding four (4) trips by LICENSOR personnel to BAXTER's designated location in the United States; and (y) the qualification of the BAXTER manufactured COMPOUND in accordance with the SPECIFICATIONS not being completed within six (6) months after the date that this transfer is commenced (or in the event of (iii) above, such longer time agreed to by the parties).

         In the event any proceeding, suit or action relating to bankruptcy, reorganization, arrangement of debt, insolvency, adjustment of debt, receivership, liquidation or dissolution law or statute shall be filed by or against LICENSOR, then BAXTER may obtain COMPOUND directly from LICENSOR's vendor(s) and/or obtain a transfer of TECHNICAL KNOW-HOW to allow BAXTER to manufacture COMPOUND from LICENSOR's vendor(s).

                     ARTICLE V. BAXTER's Other Obligations

         Section 5.01. Short-Term Central Venous Catheter 510(k) Submission
Timeframe:

         (a) If, within thirty (30) months after the Effective Date, BAXTER fails to submit a request for 510(k) clearance for a LICENSED PRODUCT which is a short-term central venous catheter, LICENSOR may convert the exclusive license for short-term central venous catheters hereunder to a non-exclusive license; provided, however, that in the event that LICENSOR has not obtained 510(k) clearance for any product incorporating OLIGON TECHNOLOGY within twenty-four
(24) months after the Effective Date, then BAXTER's deadline to submit a request for 510(k) clearance hereunder shall be extended to the date which is six (6) months after the date LICENSOR obtains such clearance.

         (b) If, within forty-two (42) months after the Effective Date, BAXTER fails to submit a request for 510(k) clearance for a LICENSED PRODUCT which is a short-term central venous catheter, LICENSOR may terminate this Agreement in its entirety; provided, however, that in the event that LICENSOR has not obtained 510(k) clearance for any product incorporating OLIGON TECHNOLOGY within thirty-six (36) months after the Effective Date, then BAXTER's deadline to submit a request for 510(k) clearance hereunder shall be extended to the date which is six (6) months after the date LICENSOR obtains such clearance.

         (c) If the FDA does not accept BAXTER's submission for 510(k) clearance referred to above or request additional information with respect thereto, BAXTER shall promptly respond to the FDA and shall diligently pursue its submission.

         (d) In the event that the FDA does not require a clinical study in connection with the 510(k) regulatory submission for a LICENSED PRODUCT which is short-term central venous catheter, then BAXTER shall commence a clinical study within a reasonable period of time after the FIRST COMMERCIAL SALE of a LICENSED PRODUCT which is a short-term central venous catheter. For the purpose of clarification, it is understood that the objective, nature, scope, and duration of such clinical study will depend on FDA feedback, LICENSOR's clinical experience, desired endpoints, and/or product labeling at the time the study commences.

         Section 5.02. Introducer 510(k) Submission Timeframe: If, within twenty-four (24) months after obtaining 510(k) clearance to market a LICENSED PRODUCT which is a central venous catheter, BAXTER fails to submit a request for 510(k) clearance for a LICENSED PRODUCT which is an introducer, LICENSOR may terminate this Agreement with respect to introducers.

         Section 5.03. Pulmonary Artery Catheter 510(k) Submission Timeframe:

         (a) If, within twenty-four (24) months after obtaining 510(k) clearance to market a LICENSED PRODUCT which is a central venous catheter, BAXTER fails to submit a request for 510(k) clearance for a LICENSED PRODUCT which is a pulmonary artery catheter, LICENSOR may convert the exclusive license for pulmonary artery catheters hereunder to a non-exclusive license.

         (b) If, within thirty-six (36) months after obtaining 510(k) clearance to market a LICENSED PRODUCT which is a central venous catheter, BAXTER fails to submit a request for 510(k) clearance for a LICENSED PRODUCT which is a pulmonary artery catheter, LICENSOR may terminate this Agreement with respect to pulmonary artery catheters.

         Section 5.04. Royalty Rate for Non-Exclusive License. If the exclusive license for a LICENSED PRODUCT is to a non-exclusive license pursuant to Sections 5.01 and 5.03, then the royalty payments due for such LICENSED PRODUCT pursuant to Section 3.02 will be halved.

         Section 5.05 Delays. The timeframes set forth in Sections 5.01, 5.02 and 5.03 will be extended if delays in meeting the timeframes are caused by circumstances beyond the control of BAXTER including, but not limited to, delays in the development or supply of LICENSOR of COMPOUND meeting SPECIFICATIONS, delays in establishing safety of COMPOUND or delays in establishing a Master File in accordance with Section 6.02 below. The timeframes will be extended by the same amount of time as the delay. For purposes of clarification, the timeframes in Sections 5.01(a) and (b) above already anticipate that the FDA may require a clinical study involving 100-200 patients with respect to a short-term central venous catheter, and that the timeframe for the development and supply of COMPOUND meeting the SPECIFICATIONS shall be nine (9) months from the EFFECTIVE DATE. In meeting the timeframes set forth in Sections 5.01, 5.02 and 5.03, BAXTER agrees to direct its efforts towards catheter extrusion, development and commercialization. LICENSOR agrees to provide such technical assistance and support to insure that COMPOUNDS are made to the SPECIFICATIONS and can be successfully processed into LICENSED PRODUCTS.

         Section 5.06. Non-Competing. During the first five (5) years following FIRST COMMERCIAL SALE, the Edwards Critical-Care division of Baxter Healthcare Corporation shall not engage in, directly or indirectly, the commercial production, distribution or sale of any products which directly compete with and substitute for the LICENSED PRODUCTS unless such other products offer improved clinical advantages to the LICENSED PRODUCTS. BAXTER's existing products with biocompatibility coatings, where such coatings have inherent anti-microbial properties, shall not be deemed competitive with LICENSED PRODUCTS for the purposes of this Section 5.06.

                    ARTICLE VI. LICENSOR's Other Obligations

         Section 6.01 Inventory. Until such time as the TECHNICAL KNOW-HOW transfer described in Section 4.02 above is completed, LICENSOR shall always maintain a ninety (90) day supply of the COMPOUND, based on BAXTER's forecasted sales. When such transfer is completed in accordance with Section 4.02 above, BAXTER shall purchase all COMPOUND which meets the SPECIFICATIONS and which is then in LICENSOR's inventory which has been maintained by LICENSOR pursuant to this Section.

         Section 6.02 Master File. LICENSOR shall use its best efforts to create an FDA Master File containing all information (including without limitation information provided by BAXTER to LICENSOR for this purpose) necessary to support the claims of in vitro reduced colonization and anti-microbial activity and which is relevant to, or which is useful in obtaining, regulatory clearance of LICENSED PRODUCTS, including but not limited to biocompatibility data, results of clinical studies, composition of the COMPOUND, anti-microbial and anti-colonization in vitro and in vivo testing. LICENSOR and BAXTER shall work together to define and establish which information shall be included in this FDA Master File. Notwithstanding the above, LICENSOR does not guarantee that the FDA Master File shall be sufficient to obtain FDA allowance of any such claims. However, LICENSOR is committed to updating and maintaining the FDA Master File with respect to responses to FDA requests and the availability of additional data.

                        ARTICLE VII. Mutual Obligations

         Section 7.01. Sharing of Information. Each party shall provide to the other party all information within its possession concerning biocompatibility data, results of clinical studies, in vitro testing, in vivo testing, and status of its pending FDA submissions which are relevant to LICENSED PRODUCTS.

         Section 7.02. Disclosure of LICENSOR INVENTIONS and BAXTER INVENTIONS. LICENSOR and BAXTER shall each disclose to the other party LICENSOR INVENTIONS and BAXTER INVENTIONS, respectively, at semi-annual meetings to be held by the parties.

         Section 7.03. Publicity. Neither party shall issue any press release nor otherwise publicize the execution of this Agreement or the transactions contemplated hereunder without the other party's prior written consent, except to the extent required by federal securities regulations or other applicable laws.

         Section 7.04 Adjusting Deadlines for FDA Filings.

         (a) If the FDA requires Pre-Market Approval for any COVERED DEVICE, then the parties shall negotiate in good faith to adjust the schedules for FDA submissions in Sections 5.01, 5.02 and 5.03 above.

         (b) If, before granting marketing clearance of introducers or pulmonary artery catheters, the FDA requires clinical studies for demonstrating anti-microbial effectiveness of the OLIGON TECHNOLOGY on such LICENSED PRODUCTS, then the parties shall negotiate in good faith to adjust the schedules for FDA submissions in Section 5.02 and 5.03 above, respectively.

                  ARTICLE VIII. Representations and Warranties

         Section 8.01. LICENSOR's Representations. LICENSOR represents and warrants that it is the sole and exclusive owner of the entire right, title, and interest in and to the LICENSED PATENTS on LICENSOR INVENTIONS and is the owner of the right, title, and interest in and to the TECHNICAL KNOW-HOW and that it has the right to grant the rights and license hereby granted to BAXTER. To the best of LICENSOR's information and belief as of the EFFECTIVE DATE, practice of the LICENSED PATENTS on COVERED DEVICES does not infringe on the intellecutal property rights of any third parties.

         Section 8.02. Mutual Representations and Warranties. LICENSOR and BAXTER each represent and warrant to the other that they have full power and authority to enter into this Agreement and carry out the transactions contemplated hereby and that all necessary corporate action has been duly taken in this regard.

                     ARTICLE IX. Patenting and Maintenance

         Section 9.01. Patent Prosecution of LICENSOR INVENTIONS. LICENSOR shall have the right to, at its own expense, file and prosecute patent applications on LICENSOR INVENTIONS and maintain LICENSED PATENTS issuing therefrom; provided, however, for each LICENSOR INVENTION selected by LICENSOR for filing and prosecution, LICENSOR shall file and prosecute patent applications in at least each of the countries listed in Appendix E hereto. BAXTER shall have the right to review and comment on all such patent applications and any documents relating to the prosecution thereof, and agrees to provide full assistance in their preparation and prosecution. If LICENSOR chooses not to file, prosecute, or maintain such patent applications or LICENSED PATENTS in any such country for which BAXTER desires to seek or maintain patent protection, BAXTER shall have the right to file such patent application in LICENSOR's names in any such country at BAXTER's own expense or maintain such LICENSED PATENTS; provided, however, in the event a LICENSED PATENT is issued in any such country as the result of such patent application, then (i) LICENSOR shall own such LICENSED PATENT; and (ii) BAXTER may deduct its reasonable expenses incurred in obtaining and/or maintaining such LICENSED PATENT from royalties (including minimum royalties) payable to LICENSOR in accordance with Sections 3.02 and 3.03 above on LICENSED PRODUCTS manufactured or sold in such country which is covered by such LICENSED PATENT. LICENSOR shall have the right to review all such patent applications filed or prosecuted by BAXTER and any documents relating to prosecution thereof.

         Section 9.02 Patent Prosecution of JOINT INVENTIONS. LICENSOR shall have the right to file and prosecute patent applications on JOINT INVENTIONS and maintain LICENSED PATENTS issuing therefrom; provided, however, for each JOINT INVENTION selected by LICENSOR for filing and prosecution, LICENSOR shall file and prosecute patent applications in at least each of the countries listed in Appendix E herein. BAXTER shall have the right to review and comment on all such patent applications and any documents relating to the prosecution therof, and agrees to provide full assistance in their preparation and prosecution. If LICENSOR chooses not to file, prosecute, or maintain such patent applications or LICENSED PATENTS in any country for which BAXTER desires to seek or maintain patent protection, BAXTER shall have the right to file such patent application in BAXTER's and LICENSOR's names in any such country or maintain such LICENSED PATENTS. LICENSOR shall have the right to review all such patent applications filed, prosecuted and/or maintained by BAXTER and any documents relating to the prosecution thereof. Regardless of which party files and prosecutes a patent application on a JOINT INVENTION, LICENSOR and BAXTER shall share equally any reasonable expenses incurred in connection with such filings and prosecutions, and in the event a patent is issued on such JOINT INVENTION, then (i) BAXTER and LICENSOR shall jointly own such patent; (ii) such patent shall be included in LICENSED PATENTS (including without limitation all exclusivity of rights pursuant to Section 2.01(a) above); and (iii) BAXTER shall license such patent on exclusive, royalty-free basis to LICENSOR to make, have made, use and sell products other than COVERED DEVICES during the term of this Agreement.

         Section 9.03. Cooperation in Patent Prosection. Each party agrees to make available to the other party, data, records, samples or the like in its possession or under its control which are required for the preparation, prosecution, maintenance or defense of any LICENSED PATENT, patent issued with respect to a BAXTER INVENTION or application therefor, and that it will sign oaths, affidavits or other documents as may be required for the preparation, prosecution, maintenance or defense of such LICENSED PATENTS, patents or applications.

                         ARTICLE X. Patent Infringement

         Section 10.01. Infringement of Third Party Patents. BAXTER shall give LICENSOR prompt notice of each claim or allegation that the manufacture, use or sale of LICENSED

PRODUCTS constitutes an infringement of a patent or patents owned by others. BAXTER shall defend, at BAXTER's own expense, any suit brought by such other party against BAXTER and shall have the right to deduct from royalties (including minimum royalties) payable to LICENSOR in accordance with Sections
3.02 and 3.03 above its reasonable costs of defending each such claim or allegation; provided, however, that in no event may LICENSOR's royalties be reduced by more than fifty percent (50%) of the royalties otherwise payable hereunder on any royalty payment date. BAXTER shall submit written reports showing royalties accruing to LICENSOR and its deductions therefrom. Notwithstanding anything contained in this Section 10.01 to the contrary, this Section shall apply only when the claim or allegation arises from BAXTER'S practice or use of the LICENSED PATENTS and/or TECHNICAL KNOW-HOW.

         Section 10.02. Settlement or Satisfying of Claim. If settling or satisfying of any claim or allegation of patent infringement described in
Section 10.01 above requires the payment by BAXTER to a third party of royalties and/or other amounts for the manufacture, use or sale of LICENSED PRODUCTS, BAXTER shall be entitled to deduct those royalties and/or other amounts paid to such third party from the royalties (including minimum royalties) payable to LICENSOR in accordance with Sections 3.02 and 3.03 above; provided, however, that in no event may LICENSOR's royalties be reduced by more than fifty percent (50%) of the royalties otherwise payable hereunder on any royalty payment date.

         Section 10.03. License of Third Party Patents. If BAXTER and LICENSOR agree that a license is required from a third party in order for BAXTER to make, use and sell LICENSED PRODUCTS without infringing a third party patent and such license is acquired by BAXTER. BAXTER shall be entitled to deduct the royalties or other amounts payable under said third party license from the royalties (including minimum royalties) payable to LICENSOR in accordance with Sections
3.02 and 3.03 above; provided, however, that in no event may LICENSOR's royalties be reduced by more than fifty percent (50%) of the royalties otherwise payable hereunder on any royalty payment date.

         Section 10.04. Exclusive Remedy for Infringement. Sections 10.01, 10.02 and 10.03 are BAXTER's sole and exclusive remedies in the event that the manufacture, use or sale of LICENSED PRODUCTS constitutes an infringement of a patent or patents owned by others, unless LICENSOR breaches its representations in Section 8.01 above.

         Section 10.05. Infringement of LICENSED PATENTS by Third Parties.

                  (a) LICENSOR may, but is not required to, take any and all actions, legal or otherwise, which are necessary to: (i) terminate infringements of any part of the LICENSED PATENTS in the FIELD OF TECHNOLOGY; or (ii) terminate any attempted passing-off by imitation of any LICENSED PRODUCT, including without limitation obtaining damages, injunction and all other appropriate relief. BAXTER shall have the right to be kept informed of the status and progress of all actions instituted by LICENSOR pursuant to this
Section 10.05(a).

LICENSOR shall bear all the expenses of all actions which it initiates pursuant to this Section 10.05(a).

                  (b) If LICENSOR does not institute an action within sixty
(60) days after receiving notice from BAXTER of an infringement of any part of the LICENSED PATENTS in the FIELD OF TECHNOLOGY or of an attempted passing-off by imitation of any LICENSED PRODUCT, then BAXTER may institute an action with respect thereto. LICENSOR shall have the right to be kept informed of the status and progress of all such actions instituted by BAXTER pursuant to this Section 10.05(b). BAXTER shall bear all the expenses of all actions which BAXTER initiates pursuant to this Section 10.05(b).

                  (c) Any recoveries or settlement fees received from suits or settlements involving an action initiated pursuant to Section 10.05(a) or (b) above or agreed to shall be paid: (i) first, to the party which initiated such action, as reimbursement for the expenses of such action (including without limitation attorneys' fees) which it incurred; (ii) second, to the non-initiating party, as reimbursement for their expenses incurred in connection with such action (including without limitation attorneys' fees); and (iii) the balance (if any) to the party which initiated such action, for such party's own use and benefit.

                  (d) Notwithstanding Sections 10.05(a), (b) and (c) above, LICENSOR and BAXTER may agree to jointly institute an action in order to (i) terminate infringements of any part of the LICENSED PATENTS in the FIELD OF TECHNOLOGY; or (ii) terminate any attempted passing-off by imitation of any LICENSED PRODUCT. LICENSOR and BAXTER shall share the expenses of all actions which they initiate pursuant to this Section 10.05(d) and the proceeds of any judgment rendered therein or settlement resulting therefrom, pursuant to their written agreement.

                  (e) Where, in the judgment of the party initiating an action under this Section 10.05, it is necessary to use the other party's name to prosecute such action, such other party agrees to allow the initiating party to so use the name of such other party; provided, however, that the initiating party agrees to hold such other party harmless against any award of court costs or damages resulting solely from the use of such other party's name by the initiating party in such action.

                 (f) During the term of this Agreement, LICENSOR shall not have the power to accept or enter into any settlement agreement in any country settling any claim of infringement of LICENSED PATENTS in the FIELD OF TECHNOLOGY by any third party without BAXTER's written consent; provided, however, that if BAXTER does not give its consent, then thereafter BAXTER shall bear all of the costs incurred in connection with pursuing such claim.

                            ARTICLE XI. Sublicensing

BAXTER may grant sublicenses of the TECHNICAL KNOW-HOW and LICENSED PATENTS to:
(a) AFFILIATES, without LICENSOR's prior consent but with written notice to
LICENSOR: (b) unaffiliated third parties for sale only to BAXTER and its AFFILIATES, subject to LICENSOR's prior written consent, which consent shall not be unreasonably withheld; or (c) any other unaffiliated third parties, subject to LICENSOR's prior written consent, which consent may be withheld in LICENSOR's sole and absolute discretion. Said sublicenses shall be subject to the terms of this Agreement, provided, however, that with respect to sublicenses to make, use and sell LICENSED PRODUCTS granted to third parties which are not AFFILIATES, BAXTER agrees to share with LICENSOR any royalties and other amounts received from third parties in the ratio of sixty percent (60%) to BAXTER and forty percent (40%) to LICENSOR, so long as LICENSOR is paid an amount for each unit of LICENSED PRODUCT which is no less than the applicable royalty under Section
3.02 above.

                       ARTICLE XII. Term and Termination

         Section 12.01. Term of the Agreement. Unless sooner terminated as otherwise provided herein, this Agreement shall expire on the first date on which BAXTER's royalty payment obligations have ended with respect to all LICENSED PRODUCTS in all countries. After such expiration date, BAXTER shall have: (a) a fully paid-up license to use the LICENSED PATENTS and the TECHNICAL KNOW-HOW in the FIELD OF TECHNOLOGY; and (b) a royalty-free license to use the OLIGON TRADEMARKS in accordance with Section 2.02 above.

         Section 12.02. Termination by LICENSOR -- Default. Should BAXTER fail to perform any covenant of this Agreement on its part to be performed, then upon written notice of such failure from LICENSOR, BAXTER shall have thirty (30) days from the date of such notice to correct a breach which relates to the timely payment of funds to LICENSOR and shall have ninety (90) days from the date of such notice to correct any other breach. Upon the failure of BAXTER to correct such breach, and upon thirty (30) days further written notice, LICENSOR may cancel and terminate this Agreement.

         Section 12.03. Termination by BAXTER. BAXTER may terminate this Agreement for any reason upon twelve (12) months prior written notice to LICENSOR.

         Section 12.04. Rights After Termination.

                  (a) The parties hereto agree that, if this Agreement is terminated prior to its expiration, BAXTER shall immediately cease: (i) any use or practice of the LICENSED PATENTS, TECHNICAL KNOW-HOW and OLIGON TRADEMARKS; and (ii) any making, use or sale of the LICENSED PRODUCTS; provided, however, that BAXTER shall have the right to complete manufacture of LICENSED PRODUCTS which constitute work in progress as of the date of termination or expiration and to sell such LICENSED PRODUCTS, subject to

BAXTER's royalty payment obligations under Section 3.02 above. Each party to this Agreement shall, at its own expense, return to the other party all CONFIDENTIAL INFORMATION provided by such other party as soon as practicable after the date of such termination or expiration and any copies thereof, which have been received or derived by such party. During the term of this Agreement and thereafter, all such CONFIDENTIAL INFORMATION shall remain the exclusive property of the party which provided it.

                  (b) No termination of this Agreement shall affect the rights of LICENSOR to royalties due and owing and to statements of account to and including the date of termination.

                           ARTICLE XIII. Miscellaneous

         Section 13.01. Most Favored Licensee. LICENSOR agrees that in the event this license becomes nonexclusive, and LICENSOR thereafter enters into any license agreement with a third party in the FIELD OF TECHNOLOGY providing for a lower or more advantageous royalty rate, transfer price for COMPOUND or for any other terms or conditions more favorable to the licensee than herein set forth, then and thereafter, BAXTER shall have the benefit of such lower or more favorable royalty rate, transfer price for COMPOUND, terms or conditions.

         SectION 13.02. Assignability. This Agreement, or any of the rights or obligations created herein, may be assigned, in whole or in part, by either party to (l) any person or entity controlling, controlled by or under common control with such party, or (2) a purchaser of all or substantially all of the assets of such party relating to the LICENSED PRODUCTS. Otherwise, this Agreement, or any of the rights or obligations created herein, may not be assigned, in whole or in part, by either party without the written consent of the other party, except that LICENSOR may, without the consent of BAXTER, assign its right to receive payments under this Agreement to any person or entity.

         Section 13.03. Force Majeure. If either party fails to fulfill its obligations hereunder (other than payment obligations) when such failure is due to a cause beyond its control, including an act of nature, or other action such as fire, flood, civil commotion, riot, war (declared and undeclared), revolution, action by government including delays in obtaining government approvals, embargoes, then said failure shall be excused for the duration of said event.

         Section 13.04. Notice. Any notice or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given, if mailed by registered or certified mail and addressed to the party to whom notice is given as follows:

IF TO BAXTER TO:

BAXTER HEALTHCARE CORPORATION
Edwards Critical-Care Division
17221 Redhill Avenue

Irvine, California 92714
ATTN: President

IF TO LICENSOR TO:

IMPLEMED, INC.
313 Pleasant street
Watertown, Massachusetts 02172
ATTN: President

with a copy to:

David Redlick, Esq.
Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

         Section 13.05. Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of California, excluding its conflicts of laws principles and the United Nations Convention on Contracts for the International Sale of Goods.

         Section 13.06. Complete Agreement. As of its effective date, this Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof. There are no understandings, representations or warranties of any kind except as expressly set forth herein. This Agreement supersedes the Confidential Disclosure Agreement between the parties dated April 1, 1996.

         Section 13.07. Severability. If any of the provisions of this Agreement are held void or unenforceable, the remaining provisions shall nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible.

         Section 13.08. Modification. Any modification of this agreement shall be in writing and shall be signed by both BAXTER and LICENSOR. Any attempt to modify this Agreement orally or in writing not executed by all parties hereto shall be void.

         Section 13.09. Confidentiality. BAXTER and LICENSOR realize that some information received by one party from the other pursuant to this Agreement will be confidential. It is therefore agreed that any information received by one party from the other which is in writing, or reduced to writing within thirty
(30) days of the date of disclosure, and clearly designated as "CONFIDENTIAL," shall not during or after the term of this Agreement be (i) disclosed by the receiving party to any third party, except to the extent that (A) such third party has agreed in writing to abide to these confidentiality obligations and
(B) such third party has a need to know such information in order to manufacture the COMPOUND on behalf of BAXTER or its

AFFILIATES for use in COVERED DEVICES, or (ii) used by the receiving party for purposes other than those contemplated by this Agreement.

         However, nothing in this Agreement shall prevent the receiving party from disclosing any such information --

         (a) which is or becomes publicly known through no fault of the receiving party;

         (b) which the receiving party rightfully had in its possession prior to the disclosure to the receiving party, as evidenced by written documentation;

         (c) which the receiving party lawfully obtained without restriction from a third party with no secrecy or confidentiality obligation to the disclosing party.

         (d) which is approved in writing by the disclosing party for disclosure by the receiving party; or

         (e) which is disclosed pursuant to court order or as otherwise completed by law.

         Section 13.10. Limits of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER ANY SECTION OF THIS AGREEMENT OR UNDER ANY CONTRACT. NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY AMOUNT IN EXCESS OF THE AGGREGATE OF THE AGREED UPON AMOUNTS TO BE PAID TO LICENSOR UNDER THIS AGREEMENT PRIOR TO THE DATE THE CAUSE OF ACTION AROSE, OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, LOST PROFITS, LOST DATE OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. IN ADDITION, BAXTER SHALL INDEMNIFY AND HOLD LICENSOR HARMLESS IN THE EVENT ANY CLAIM OR ALLEGATION IS BROUGHT AGAINST LICENSOR ARISING FROM DEATH OR INJURY CAUSED BY A LICENSED PRODUCT, EXCEPT WHERE THE CLAIM OR ALLEGATION IS DIRECTLY ATTRIBUTABLE TO COMPOUND PROVIDED BY LICENSOR AND INCORPORATED INTO SUCH LICENSED PRODUCT, WHICH COMPOUND FAILS TO SATISFY THE SPECIFICATIONS.

         Section 13.11. Survival. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Sections 2.03, 3.07, 3.08, 3.09, 9.01, 9.02, 9.03, 10.01, 10.02, 10.03, 10.04, 10.05(c) and (d), 12.04,
13.04 through 13.07 and 13.09 through 13.14 shall survive the termination or expiration of this agreement, as the case may be. In addition, Section 12.01 shall survive the expiration of this Agreement.

         Section 13.12. Headings. Any headings contained herein are for directory purposes only, do not constitute a part of this Agreement, and shall not be employed in interpreting this Agreement.

         Section 13.13. Waiver. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

         Section 13.14 Relationship of the Parties. The parties hereto are independent contractors. Nothing herein contained shall be deemed to create a joint venture, agency or partnership relationship between the parties hereto. Neither party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

         IN WITNESS THEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

IMPLEMED, INC.                          BAXTER HEALTHCARE CORPORATION
                                        Edwards Critical-Care Division


By:  7 May 97                          By:  /s/
    -------------------------               -----------------------------

Date:                                   Date:  6 MAY 97
     ------------------------                ----------------------------

     Appendix A          Licensed Patents

     Appendix B          Compound Specifications

     Appendix C          Oligon Trademarks and Quality Control Standards

     Appendix D          Technology Transfer Procedures

     Appendix E          Countries for Seeking Patent Protection

     Appendix F          Description of 7F, 3 Lumen Catheter Set